UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2009

DIGITAL REALTY TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-32336	26-0081711
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

560 Mission Street, Suite 2900 San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

(415) 738-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On October 27, 2009, the Board of Directors of Digital Realty Trust, Inc. (the “Company”) appointed Robert H. Zerbst as an independent director to the Company’s Board of Directors. The committees of the Board of Directors on which Mr. Zerbst will serve have not yet been determined.

There are no arrangements or understandings between Mr. Zerbst and any other person pursuant to which he was selected as a Director of the Company. There are no transactions in which Mr. Zerbst has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Pursuant to the Company’s First Amended and Restated 2004 Incentive Award Plan, as amended, as of the date of his appointment to the Board of Directors, Mr. Zerbst received an initial grant of 771 long-term incentive units, which are fully vested, and is eligible to receive an annual equity award with a value of $70,000, payable in long-term incentive units or restricted stock at his election, at each Annual Meeting of Stockholders following his appointment if he continues to serve as an independent director immediately following such meeting. Mr. Zerbst will receive an annual fee of $40,000 for serving on our Board of Directors. Mr. Zerbst will also be compensated for service on any committees of the Board of Directors. The Company and Mr. Zerbst have entered into the Company’s standard form of indemnification agreement for officers and directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digital Realty Trust, Inc.

By:	/S/ JOSHUA A. MILLS
Joshua A. Mills
General Counsel and Assistant Secretary

Dated: November 2, 2009